EXHIBIT 99.2

Allied Capital Completes Sale of STS Operating, Inc. to an affiliate of
Code, Hennessy & Simmons, LLC; Realizes Gain of $94 Million

May 1, 2006 – Washington, DC – Allied Capital Corporation (NYSE:ALD) and STS Operating, Inc. (“STS”) announced today the completion of the sale of STS to an affiliate of Code Hennessy & Simmons, LLC (“CHS”), a Chicago-based private equity firm.

Allied Capital realized a gain on the sale of its common stock investment in STS of approximately $94 million, subject to post-closing adjustments. Allied Capital’s cost basis of its equity was $3.5 million. As part of its consideration for the sale of its equity, Allied Capital received a $30 million subordinated note. Approximately $10.7 million of Allied Capital’s proceeds are subject to certain holdback provisions and post-closing adjustments. In addition, Allied Capital was repaid its $6.8 million in subordinated debt outstanding.

“The management team of STS has done an outstanding job of growing and developing the company over the past five years of Allied Capital’s investment,” said Dan Russell, Managing Director of Allied Capital. “We have enjoyed working with the team and are pleased to have the opportunity to continue working with them and with CHS as the company’s subordinated debt lender going forward.”

“Allied Capital has been a strong financial partner in the growth of STS since its initial investment in our company in 2001,” said Justin Jacobi, CEO of STS. “We look forward to working with our new partners at CHS as well as continuing our relationship with Allied Capital as we position our company for its next phase of growth.”

“STS represents an excellent investment opportunity for CHS and leverages our experience with distribution businesses,” said David Hawkins, partner of Code Hennessy & Simmons. “The company is an industry leader with a strong history of profitable growth. We look forward to working with management and the entire STS team to build upon the company’s successes and are excited about Allied Capital’s continuing involvement with the company.”

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $4 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $10 billion and employ more than 85,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender of Qorvis Communications at (202) 448-3131.

About STS Operating, Inc.
STS is North America’s leading distributor of fluid power components, and provider of complementary value-added services including engineering, design, assembly, repair and technical training to a highly diversified group of end-markets. With its broad product offering, extensive service offering and technological capabilities, STS creates solutions that enable customers to realize operating efficiencies and cost savings by streamlining their supply chains and manufacturing processes. STS is headquartered in the Chicago suburb of Addison, IL.

About Code Hennessy & Simmons LLC
CHS is a Chicago-based, middle market private equity firm that manages more than $2.5 billion of committed capital in five private investment funds. Founded in 1988, CHS has made investments in over 59 platform companies in a variety of industries including industrial products, consumer products & services, business services, distribution and packaging. For more information, please visit www.chsonline.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

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